SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:   ICON Funds

B.   Address of Principal Business Office (No. & Street, City, Zip Code):

           1793 Kingswood Drive, Suite 200
           Southlake, TX  76092

C.   Telephone Number (including area code): (817) 431-2197

D.   Name and address of agent for service of process:

           Kenneth D. Trumpfheller
           c/o AmeriPrime Financial Services, Inc.
           1793 Kingswood Drive, Suite 200
           Southlake, TX  76092

     Copies to:

           Charles W. Lutter, Jr.
           Attorney and Counselor at Law
           103 Canyon Oaks
           San Antonio, TX  78232

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           Yes  [X]                       No   [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned in the City of Englewood, State of Colorado on this 9th day of October,1996.

                                    ICON FUNDS



                                    By: /s/ Michael J. Hart
                                        ----------------------------------
                                        PRESIDENT

Attest:


/s/ Kenneth D. Trumpfheller
---------------------------
KENNETH D. TRUMPFHILLER
VICE PRESIDENT AND SECRETARY

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